SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

BRANDYWINEGLOBAL – GLOBAL INCOME OPPORTUNITIES FUND INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Leading Independent Proxy Advisory Firms ISS and Glass Lewis Recommend Stockholders Vote

“FOR” BrandywineGLOBAL – Global Income Opportunities Fund’s Director Nominees

BrandywineGLOBAL – Global Income Opportunities Fund Urges Stockholders to Protect the Value of

Their Investment by Voting “FOR” the Fund’s Director Nominees on the WHITE Proxy Card

NEW YORK – March 9, 2020 – BrandywineGLOBAL – Global Income Opportunities Fund Inc. (NYSE: BWG) (“the Fund”) today announced that Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), two of the leading independent proxy advisory firms, recommend that stockholders vote “FOR” the Fund’s highly-qualified and experienced director nominees – Nisha Kumar, William R. Hutchinson, and Jane E. Trust, CFA – on the WHITE Proxy Card in connection with the Annual Meeting of Stockholders scheduled for 8:30 a.m. Eastern Time on March 20, 2020.

In their reports dated March 6, 2020 and March 4, 2020, respectively, ISS and Glass Lewis noted1:

●

“… the fund’s TSR has outperformed both comparator groups over a one-year period, and outperformed its benchmark index over three- and five-year periods ending on the unaffected date of Sept. 27, 2019, prior to Bulldog’s public disclosures.” ISS report dated March 6, 2020

●

Regarding Bulldog’s nominees, “given the direct affiliation of these individuals with Bulldog, we expect their service would principally be focused on continuing to advance the Dissident’s preferred buyback/liquidation outcome.” Glass Lewis report dated March 4, 2020

●	“Support for Bulldog’s proposal is not warranted because the fund’s discount has narrowed sharply in recent months and is in line with the discount of the peer median.” ISS report dated March 6, 2020

●

“… we consider the core case offered by Bulldog is largely in line with the Dissident’s standard approach, and is not, in our view, particularly persuasive. On that basis, we consider shareholders should voice support for incumbent board members Kumar and Trust and reject Bulldog’s self-tender resolution.” Glass Lewis report dated March 4,2020

●

“…Bulldog has not demonstrated that board level change is warranted at this time. As such, votes for all incumbent trustees on the management (WHITE) card are warranted.” ISS report dated March 6, 2020

“The recommendations from ISS and Glass Lewis reinforce our belief that the Board has the right experience, skills and diversity to continue to act in the best interests of all stockholders,” said Jane E. Trust, Chairman, President and Chief Executive Officer of BrandywineGLOBAL – Global Income Opportunities Fund. “We are pleased that ISS and Glass Lewis agree that the Board is taking the right steps to continue to improve our portfolio and build on our track record of delivering strong total returns and consistent distributions to stockholders.”

The BrandywineGLOBAL – Global Income Opportunities Fund Board has a proven track record of working with the Fund’s investment advisor to achieve its objectives, including:

●

Delivering total returns[2] greater than the Fund’s benchmark[3] averages over key timeframes, including delivering total returns of 30.58% vs. 6.84% on a 1-year basis and 10.36% vs. 4.27% on a 3-year basis;

●	Increasing dividends twice in 2019;

1 Permission to use quotations neither sought nor obtained.

2 Returns based on market price for the period ending December 31, 2019.

3 The Bloomberg Barclays Global Aggregate Index is an index comprised of several other Bloomberg Barclays indices that measure fixed-income performance of regions around the world.

●	Raising the Fund’s distribution yield from 5.84%[4] to 6.65%[4] in 2019; and
●	Reducing the discount between the Fund’s net asset value and market price by almost 29% since the start of 2019.

The Board encourages stockholders to follow the recommendations from ISS and Glass Lewis by voting on the WHITE Proxy Card today “FOR” Nisha Kumar, William R. Hutchinson, and Jane E. Trust, CFA and “AGAINST” Bulldog’s Non-Binding Self-Tender Offer/Liquidation Proposal from Bulldog, and “AGAINST” Bulldog’s Non-Binding Bylaws Amendment Proposal.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the WHITE Proxy Card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

Stockholders Call Toll-Free: (877) 750-8197

Banks and Brokers Call: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any green proxy card sent to you by Bulldog Investors, as doing so will revoke your vote on the WHITE Proxy Card.

About BrandywineGLOBAL – Global Income Opportunities Fund Inc.

BrandywineGLOBAL - Global Income Opportunities Fund Inc., a non-diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc., and is sub-advised by Brandywine Global Investment Management, LLC, an affiliate of the investment manager.

For more information about the Fund, please call 1-888-777-0102, or consult the Fund’s web site at www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

Data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund.

Forward Looking Statement

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.

Media Contact

4 Based on market price for the period ending December 31, 2019.

BrandywineGLOBAL – Global Income Opportunities Fund

877-750-8197

Or

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Dan Katcher / Mahmoud Siddig

212-355-4449